FORM 3


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   Simon                 Irwin                   D.
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   (Last)               (First)              (Middle)

c/o The Hain  Celestial Group, Inc. 58 South Service Road
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                        (Street)

Melville                    NY                  11747
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                                  May 30, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker of Trading Symbol


              Jarden Corporation (JAH) f/k/a Alltrista Corporation
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instruction 4)        Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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                                                                          (Over)
                                                                        SEC 1473

#160810.1

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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              /s/ Irwin D. Simon                           June 24, 2002
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              ** Signature of Reporting Person             Date


*  if the Form is filed by more than one reporting person, See Instruction
   5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.




#160810.1                                                               SEC 1473